EXHIBIT 10.10

CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT made effective as of the 1st day of January, 2004 (“Effective Date”) by and between OHIO LEGACY BANK, N.A. (“Bank”) and ERIC S. NADEAU (“Employee”).

WHEREAS, Employee is currently employed by Bank;

WHEREAS, Bank is owned by Ohio Legacy Corp (“Legacy”); and

WHEREAS, the parties desire to set forth the rights and responsibilities of Bank and Employee in the event Bank or Legacy should undergo a Change of Control (as hereinafter defined) after the Effective Date.

NOW, THEREFORE, it is agreed as follows:

1.	Employment. This is not an employment agreement and Employee’s employment may be terminated at any time for any reason. This Agreement is intended only to address the relationship between the Bank and Employee in the event of a Change of Control as that term is hereinafter defined. Employee shall not be entitled to receive a Severance Payment for any reason other than Change of Control.

2.	Termination of Employment in Connection with a Change in Control. In the event there is a Change of Control as hereinafter defined, and Employee’s employment is terminated either voluntarily or involuntarily as a result of such Change in Control, Employee shall be entitled to a severance payment (“Severance Payment”) in a single lump sum amount equal to 2.99 times the Employee’s base salary in effect for the year of termination. All stock options previously awarded to Employee, whether vested or unvested, shall become immediately exercisable.

3.	Change of Control. The term “Change of Control” means the change in ownership or control of either the Bank or Legacy effected through any of the following transactions:

(a)	the direct or indirect acquisition by any person or related group of persons, other than by Legacy or the Bank or a person that directly or indirectly controls, is controlled by, or is under common control with, Legacy or the Bank immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of Legacy’s or the Bank’s outstanding securities, whether effectuated pursuant to a tender or exchange offer made directly to Legacy’s or the Bank’s shareholders or pursuant to another transaction;

(b)	a change in the composition of the board of directors of Legacy or the Bank over a period of 36 or fewer consecutive months such that a majority of such respective board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for such respective board membership, to be comprised of individuals who either: (i) have been board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (i) who were still in office at the time such election or nomination was approved by the board; or

(c)	the completion of a transaction requiring shareholder approval for the acquisition of all or substantially all of the stock or assets of Legacy or the Bank by an entity other than Legacy or the Bank or any merger of Legacy or the Bank into another entity in which neither Legacy nor the Bank is the surviving entity.

4.	No Slander. The Employee agrees not to in any way slander or injure the business reputation or goodwill of the Bank or the Bank’s affiliates through any contact with customers, vendors, suppliers, employees or agents of the Bank or the Bank’s affiliates, or in any other way.

5.	Enforceability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of the balance of the Agreement. In the event that any such provision should be or become invalid for any reason, such provision shall remain effective to the maximum extent permissible, and the parties shall consult and agree on a legally acceptable modification giving effect to the commercial objectives of the unenforceable or invalid provision, and every other provision of this Agreement shall remain in full force and effect.

6.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

7.	Notices. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered, or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a registered or certified postage paid envelope, or (c) if couriered, one day after deposit with a national overnight courier, addressed to the address of the respective parties as follows:

If to Bank:	L. Dwight Douce, President
Ohio Legacy Bank
305 West Liberty Street
Wooster, OH 44691

with a copy to:	Daniel H. Plumly, Esq.
225 N. Market St.
P. O. Box 599
Wooster, OH 44691-0599

If to Employee:	Eric S. Nadeau
**CONFIDENTIAL**
**CONFIDENTIAL**

with a copy to:	**CONFIDENTIAL**
**CONFIDENTIAL**
**CONFIDENTIAL**

or to such other addresses as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.

8.	Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.

9.	Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without regard to principles or conflicts of laws. Legacy and the Employee hereby irrevocably submit to the jurisdiction of the courts of the State of Ohio, with venue in Wayne County, over any dispute arising out of this Agreement and agree that all claims in respect of such dispute or proceeding shall be heard and determined in such Court. The Bank and the Employee hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may have to the venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Legacy and the Employee hereby consent to process being served by them as required by law in any suit, action or proceeding.

10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original, and all of which shall constitute but one and the same instrument.

11.	No Construction Against Drafter. This Agreement shall be interpreted to give it fair meaning, and any ambiguity shall not be construed against either party as the primary drafter hereof.

Executed as of the day and year first above written.

“Bank”

OHIO LEGACY BANK, N.A.

By:	/s/ L. DWIGHT DOUCE

Its	President/CEO

“Employee”

/s/ ERIC S. NADEAU

(Printed) Eric S. Nadeau